www.entremed.com

FOR IMMEDIATE RELEASE:

April 3, 2012

7:00 a.m. ET

EntreMed Appoints Interim CEO

Experienced Drug Developer Executive Joins Company

to Execute on Global Drug Development Plan

ROCKVILLE, MD – April 3, 2012 – EntreMed, Inc. (Nasdaq: ENMD), a clinical-stage pharmaceutical company developing therapeutics for the treatment of cancer, announced today that the Company has appointed Dr. Ken K. Ren as interim Chief Executive Officer, effective as of April 2, 2012. Dr. Ren has distinguished himself as a leader in the pharmaceutical industry in the roles of drug discovery, development and regulatory, and brings years of experience in conducting global trials for multi-national pharmaceutical and biotech companies. Dr. Ren was also the founder and key manager of several private companies operating in the United States and China in pharmaceutical development and services.

Dr. Wei-Wu He, the Company’s Executive Chairman, commented, “We are very excited to bring Dr. Ren on board to be a part of our team. Dr. Ren has a tremendous amount of experience with conducting international trials, including in the U.S. and China. This experience and expertise, along with his practical business sense and personal record of starting and building successful companies, will make Ken instrumental to achieving EntreMed’s business objectives. His approach is consistent with our philosophy of entrepreneurial medicine – the term from which our company name was derived. We are currently in the planning stages for our next international trial for ENMD-2076 and having Ken’s leadership will help us accelerate the process, as well as add depth to our management team as we move forward with optimism.”

The Compensation Committee of the Company's Board of Directors approved the issuance of an inducement option award to Dr. Ren to purchase up to 150,000 shares of the Company's common stock.  The exercise price of this option is equal to the fair market value of the Company's common stock on April 2, 2012, or $2.16.   The option will have a term of ten years and will vest and become exercisable as follows: (i) 50% on October 2, 2012 and (ii) the remaining 50% on April 2, 2013.  The award, which was made outside of the Company’s 2011 Long-Term Incentive Plan, was granted as an inducement award material to Dr. Ren’s employment, in accordance NASDAQ Listing Rule 5635(c)(4).

EntreMed, Inc. / 9640 Medical Center Drive / Rockville, MD 20850

Phone 240.864.2600 /Fax 301.315.2437

About EntreMed

EntreMed, Inc. is a clinical-stage pharmaceutical company committed to developing ENMD-2076, a selective angiogenic kinase inhibitor, for the treatment of cancer. ENMD-2076 is currently completing a multi-center Phase 2 study in ovarian cancer and completed several Phase 1 studies in solid tumors, multiple myeloma, and leukemia. Additional information about EntreMed is available on the Company’s web site at www.entremed.com and in various filings with the Securities and Exchange Commission (the SEC).

About ENMD-2076

ENMD-2076 is an orally-active, Aurora A/angiogenic kinase inhibitor with a unique kinase selectivity profile and multiple mechanisms of action. ENMD-2076 has been shown to inhibit a distinct profile of angiogenic tyrosine kinase targets in addition to the Aurora A kinase. Aurora kinases are key regulators of mitosis (cell division), and are often over-expressed in human cancers. ENMD-2076 also targets the VEGFR, Flt-3 and FGFR3 kinases which have been shown to play important roles in the pathology of several cancers. ENMD-2076 has shown promising activity in Phase 1 clinical trials in solid tumor cancers, leukemia, and multiple myeloma. ENMD-2076 is currently completing a Phase 2 trial for ovarian cancer.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed.

Actual results could differ materially from those currently anticipated due to a number of factors, including: the risk that we may be unable to continue as a going concern as a result of our inability to raise sufficient capital for our operational needs; our history of losses and expectation of incurring continued losses; the risk that our stockholders may not approve our recent financing transaction and our ability to repay the indebtedness incurred in connection with issuance and sale of the convertible notes if such notes are not converted into shares of common stock; the possibility that we may be delisted from trading on the Nasdaq Capital Market; the volatility of our common stock; our inability to enter into strategic partnerships for the development, commercialization, manufacturing and distribution of our proposed product candidate; risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; declines in actual sales of Thalomid® resulting in reduced royalty payments; risks associated with our product candidates; any early-stage products under development; results in preclinical models are not necessarily indicative of clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials; the lack of success in the clinical development of any of our products; dependence on third parties; and risks relating to the commercialization, if any, of our proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks); and our ability to compete with larger, better financed biotechnology companies that may develop new approaches to the treatment of our targeted diseases or develop product candidates more advanced than ENMD-2076. Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We caution readers not to place undue reliance on any forward-looking statements, which only speak as of the date made. Additional information about the factors and risks that could affect our business, financial condition and results of operations, are contained in our filings with the SEC, which are available at www.sec.gov.

COMPANY CONTACT:

Investor Relations

EntreMed, Inc.

240.864.2643

investorrelations@entremed.com